EX-34.3
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Deloitte & Touche LLP
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
EMC Mortgage Corporation


We have examined management's assertions, included in paragraphs 1 through 4 in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, that EMC Mortgage Corporation (a wholly owned subsidiary of The Bear Stearns Companies Inc.) (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the asset-backed securities transactions for which EMC Mortgage Corporation acted as Master Servicer, involving residential mortgage loans that were completed on or after January 1, 2006, and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 in the following securitizations: BSABS 2007-AC1, BSABS 2007-AC2, BSABS 2007-AC3, BSABS 2007-AC4, BSABS 2007-AC5, BSABS 2007-AC6, BSABS 2007-HE6, BSABS 2007-HE7, BSABS 2007-SD1, BSARM 2007-1, BSARM 2007-3, BSARM 2007-4, BSARM 2007-5, IMPAC
2006-SD1, PRIME 2007-1, PRIME 2007-2, and PRIME 2007-3 (the "Platform") as of and for the year ended December 31, 2007, excluding criteria 1122 (d)(1)(ii),
(d)(1)(iii), (d)(2)(vi), (d)(3)(i)C, (d)(4)(i), (d)(4)(ii), (d)(4)(iii),
(d)(4)(iv), (d)(4)(v), (d)(4)(viii), (d)(4)(ix), (d)(4)(x), (d)(4)(xi),
(d)(4)(xii), (d)(4)(xiii), and (d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the Platform is fairly stated in all material respects.


/s/  Deloitte & Touche LLP

March 14, 2008



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